EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of First Real Estate Investment Trust of New Jersey on Form S-8 to be filed on or about May 7, 2018 of our reports dated January 12, 2018, on our audits of the consolidated financial statements as of October 31, 2017 and 2016 and for each of the years in the three-year period ended October 31, 2017, and financial statement schedule as of October 31, 2017, and the effectiveness of First Real Estate Investment Trust of New Jersey's internal control over financial reporting as of October 31, 2017, which reports were included in the Annual Report on Form 10-K filed on January 12, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

May 7, 2018